Exhibit 15.3

KPMG	Teléfono:	(507) 208-0700
Apartado Postal 816-1089	Fax:	(507) 263-9852
Panamá 5, República de Panamá	Internet:	www.kpmg.com

April 27, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal auditors for Banistmo, S.A. (formerly HSBC Bank (Panama), S.A. and subsidiaries (“Banistmo”) a Panamanian wholly-owned subsidiary acquired by Bancolombia, S.A. (“Bancolombia”) on October 28, 2013 and, under the date of April 25, 2014, we reported on the condensed consolidated balance sheet of Banistmo as of December 31, 2013, and the related condensed consolidated statements of income, changes in stockholders’ equity and cash flows and for the period from October 28, 2013 to December 31, 2013. On March, 2014, we were notified that Banistmo engaged PricewaterhouseCoopers as its principal accountants for the year ending December 31, 2014 and that the auditor-client relationship with KPMG ceased. We have read Bancolombia’s statements included under Item 16-F of its Form 20-F dated April 27, 2015, and we agree with such statements, except that: (i) we are not in a position to agree or disagree with Bancolombia’s stated reason for changing accountants, and, (ii) we are not in a position to agree or disagree with Bancolombia’s statement that the change was approved by Bancolombia’s audit committee.

Very truly yours,

KPMG

Panama, Panama

KPMG, una sociedad civil panameña, y firma de la red de firmas miembro independientes de

KPMG, afiliadas a KPMG International Cooperative (“KPMG International”), una entidad suiza